Exhibit 99.1

                The Neiman Marcus Group Reports August Revenues

     Business Editors

     DALLAS--(BUSINESS WIRE)--Sept. 4, 2003--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced preliminary company-wide revenues for August 2003.

                                      4 weeks ended

                         August 30, 2003    August 31, 2002  % Change
                      -------------------- ----------------- ---------

Total Revenues            $209 million       $190 million        10.1%

Comparable Revenues       $205 million       $190 million         7.6%


     In the four-week August period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus stores and Bergdorf Goodman, increased 5.4 percent. Revenue growth trends were the strongest in the Company's stores located in Texas and the Western region. Top merchandise categories were contemporary sportswear and dresses, designer handbags, beauty, designer jewelry and men's.
     Comparable revenues at Neiman Marcus Direct in the four-week August period increased 15.7 percent. In the direct-to-consumer business, the Neiman Marcus brand experienced the highest year-over-year sales performance, supported by strong sales in women's apparel, jewelry and cosmetics.
     Based on the current sales trends, the Company anticipates its comparable store revenues for the first quarter of fiscal year 2004 to increase in the mid-single digit range compared to last year.
     The Neiman Marcus Group includes the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, and Neiman Marcus Direct, the direct marketing operation.
     Information about the Company can be accessed at www.neimanmarcusgroup.com.

     This release contains forward-looking statements, including statements regarding the Company's objectives and expectations concerning, among other things, its productivity and profitability; merchandising and marketing strategies; inventory performance; store renovation and expansion plans; capital expenditures; liquidity; and development of management information systems. These forward-looking statements are made based on management's expectations and beliefs concerning future events, as well as on assumptions made by and data currently available to management. Therefore, these forward-looking statements involve a number of risks and uncertainties and are not guarantees of future performance. A variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. Factors that could affect future performance include, but are not limited to: current political and economic conditions; changes in political and economic conditions that may occur in the future; terrorist activities in the United States, as well as the potential escalation in the international war on terrorism; political, social, economic or other events resulting in the short or long-term disruption in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries;" changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the financial results or reputation of the Company; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of its key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations. The Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967